Exhibit 99.1

U-HAUL

Moderator: Jennifer Flachman
August 10, 2006
12:00 pm CT

Operator:         Good afternoon. My name is (Richard) and I will be your conference operator today. At this time I would like to welcome everyone to the Amerco First Quarter Fiscal 2007 Investor call. All lines have been placed on mute to prevent any background noise.

        After the speakers’ remarks there will be a question and answer session. If you would like to ask a question during this time simply press star then the number 1 on your telephone keypad. To withdraw press the pound key. Thank you.

        Ms. Flachman, you may begin.

Jennifer Flachman:     Thank you for joining us today and welcome to the Amerco First Quarter Fiscal 2007 Investor call. Before we begin I’d like to remind everyone that certain of the statements during this call regarding general revenues, income and general growth of our business constitute forward-looking statements contemplated under the Private Securities Litigation Reform Act of 1995 and certain factors could cause actual results to differ materially from those projected.

        For a brief discussion of the risks and uncertainties that may effect Amerco’s business and future operating results please refer to form 10-Q for the quarter ended June 30, 2006, which is on file with the Securities and Exchange Commission.

        Participating in the call today will be Joe Shoen, Chairman of Amerco, and I will now turn the call over to Joe Shoen.

Joe Shoen:        Good afternoon. This is Joe. I’m speaking to you from Fredericksburg, Virginia. I also have Gary Horton, Amerco’s Treasurer, (Rocky Wardrip), Amerco’s Assistant Treasurer and (Jason Berg), Amerco’s Chief Accounting Officer on the call and all of us will be available to answer your question.

        The first quarter earnings came in at $2.50 a share. Our gross revenue for the moving and storage segment increased $7.1 million or 1.4% compared to the same period last year.

        Certain of our competition has indicated publicly that they have experienced softness in the truck rental business. We have not seen any such evidence in our self-moving business demand. For years we’ve tried to correlate macroeconomic indicators to the demand and we have never seen a valid correlation between either housing starts, apartment starts, gas prices or interest rates to our revenue lines.

        We are however in a consumer business and we would prefer a good housing market, low gas prices and low interest rates for our customers. Overall when customers are squeezed of course it’s a little bit tighter market.

        U-Move revenue alone increased $6.0 million in the first quarter to $407.2 million and that’s about a 1.5% increase in the first quarter of ‘07 compared to the first quarter of ’06. Last year on the same quarter we increased $11.5 million or about 3% compared to the prior time period. So based on that math we ran about $6.1 million off of last year’s first quarter pace.

        The midsize portion of our fleet did not contain as much inventory as it did the prior year. We were down approximately 5,500 trucks in that model. As we’ve spoken on these calls, we produce trucks and bring them in and generally we get 5,000 to 7,000 of a particular size and we ran large trucks and built them well into the first quarter.

        We had been building medium-sized trucks since about the second week of June and we’re adding those trucks at something approximating 420 units a week. In the first quarter we manufactured a total of 3,100 rental trucks and 1,700 trailers and we’re on goal for a production of medium-sized trucks presently.

        In the quarter the decreases in repair and maintenance expense were largely offset by increases in depreciation and lease expense. Lease expense, again is primarily related to trucks and trailers, increased $4.4 million for the first quarter of fiscal ’07 compared to the same period in fiscal ’06 due to the gross amount of equipment under lease, not because of an increase in the cost of leasing.

        Offsetting the declines in repair and maintenance, this offset the decline for repair and maintenance related to the - wait a minute, I apologize.

        An additional offset to the decline in maintenance and repair expenses was some reimaging we did of some trucks and some hitch installation which ran in the neighborhood of $2.5 million for the quarter.

        In the storage section of our business revenue increased $1.7 million or 5.8% for the first quarter of fiscal ’07 compared to the same period last year. Our available rentable space increased about 242,000 square feet for the first quarter compared to the same period last year and that’s about 3.5% growth.

        So you can see we had some occupancy growth and a little bit of rate growth in the quarter. We are continuing to pursue expansion in existing facilities and we are selectively acquiring new locations.

        The final number I would like to go over with you is one that Gary Horton has tried to focus all of us on for years and that’s our equipment of cash flow which we call EBITDAR so it’s earnings before interest, taxes, depreciation, amortization and rentals or lease. So it incorporates our TRAC leases.

        For the two comparable periods last year our EBITDAR was $180.1 million and this year $187.6 million. If you took the lease out of it, which we don’t recommend you do, but if you did you’d have EBITDA for the same two periods was $146.8 million last year and this year $149.8 million.

        All in all I think we had a good quarter. It is a competitive marketplace. I talked about that a little bit in my letter that accompanied the annual report this year. We are absolutely in a marketplace that is full of competent, well-financed competitors and we are fiercely competitive ourselves. And it’s a competitive marketplace.

        But overall we know what we’re doing here and I think that the quarter, while I understand it was apparently disappointing to some people, it’s well within the range of expectations.

        And with that I’m going to open this up for questions. I’ll turn it back to the moderator.

        Jennifer, you seemed to have lost the moderator.

Operator:         At this time, ladies and gentlemen, to ask a question please press star followed by the number 1 on your telephone keypad. Again as a reminder, please press star followed by the number 1 if you would like to ask a question at this time. And we’ll take a brief pause to compile the Q&A roster.

        Your first question comes from Ian Gilson.

Ian Gilson:      Yeah, good morning, (Unintelligible)

Joe Shoen:        Good morning, Ian.

Ian Gilson:       I have a question regarding the maintenance expense. I think I read that the reduction in maintenance expense offset the increase in lease plus the increase in interest expense. Is that correct, plus $2.5 million other expenses?

Joe Shoen:       I’ll let Gary or Rocky?

Gary Horton:      I think the statement, Ian, was partially offset the declines in depreciation and interest. The one thing that Joe pointed out is that on the maintenance there was an increase in the cost caused by us writing off the reimaging or imaging of some trucks and adding hitches to our smaller truck.

Ian Gilson:       Okay. So would I be correct in saying that if I look at that I’m looking at about $7 million in maintenance savings? Is that year-over-year?

Gary Horton:     That would be quarter - quarter-over-quarter, this year last year, yes.

Ian Gilson:       Yes. Okay. Fine, thank you.

Operator:       Once again, ladies and gentlemen, to ask a question please press star 1.

        Your next question comes from Jim Barrett.

Jim Barrett:       Hi, everyone.

All:           Hi, Jim.

Jim Barrett:       Joe, could you if you didn’t speak about it already, would you comment on your general current thinking on pricing, price competition within the industry?

Joe Shoen:       Sure. And I’ll assume you’re talking about U-Move or did you want me talk to storage also?

Jim Barrett:       Actually if you could talk about both that would be helpful.

Joe Shoen:       Okay. Let me start with self-storage. In self-storage in the big number you see we got a little bit of price increase. Pricing in the self-storage business is kind of coming down to the level of service that’s provided. In other words, if you can add some service features to the customer you’re getting price increases but you’re not getting pricing increases just because you’re there. Does that make sense?

Jim Barrett:       Yes.

Joe Shoen:       So we got some price increases. When we do our pricing on storage we actually do it by room type or room size by location. So we don’t put through an increase on all 5 by 5’s or all 5 by 10’s. It’s 5 by 5 climate controlled at a specific location.

        And we’re constantly benchmarking the competition and I think that what we’re experiencing is pretty typical is that as you increase services or amenities, however you want to phrase it, things that the customer likes besides just the physical location; you’re going to see a little bit of price increase still coming through and we saw that although there can always be a specific location because storage is so geographically specific.

        You could get into a competitive spiral, a negative one at a specific location. I can’t recall one we’re in right now but that doesn’t mean there isn’t three or four stores across the country where we have that sort of a negative thing. But generally speaking we’re getting increases as we increase the service to the customer.

        In the truck rental it’s a little bit more again, ephemeral, Jim. I spent a lot of time over the last 90 days working on this subject and I’m kind of informed right now but it takes a long time to really get fully absorbed in the pricing and I would say our pricing was probably down a little bit in the last 90 days and I think some of that was by design. And you’ll see our pricing hopefully kind of inch up over the next 90 days, in fact it probably is already starting to inch up.

        But again it’s going to be very, you know, it’s going to be very specific and very selective so there’s not been any sort of thing like wholesale price cutting or something of that nature. But I think we’ve let prices kind of edge a little bit higher than they should have and we backed them off just a little bit and we’re coming back a little bit more, more fine-tuned and we’re getting the price where we should get it but we’re not making as generalized an increase.

Jim Barrett:       All right.

Joe Shoen:       So to kind of, you know, Jason or Jennifer, you stop me if I get off too far but in what you see of course is it a mix of transaction, pricing and then all the models, okay? Do you see a revenue number?

Jim Barrett:       Right.

Joe Shoen:       So, you know, you’re getting quite - like homogenized milk by the time you get to see the numbers, okay? So I see the numbers weekly; I don’t see them really - I study them quarterly, okay? But we’re probably going to see through this quarter, we probably had a little bit of softening up till now, further softening from what you saw in the first quarter and I expect we’ll see some firming and some upswing in the second quarter.

        Now how that’ll blend out in a final number at the end of September, I don’t really have an absolute projection on that. But I think that what we’re seeing it bottomed a little further than what you saw in the first quarter and it’s on the upswing now and then you’ll get a, you know, we’ll publish a number at the end of the quarter that’ll kind of be an amalgam.

        And if things go the way I believe they’ll go, that we’ll be on the upswing certainly by September if we’re not on the upswing now. The transaction data which is what I see, you know, on a very, very current basis, transaction data we’re already on the upswing. And I think that has a little bit to do with demand. In other words it’s telling us demand is still solid.

        And whenever I see a softness in overall revenue the first thing that runs through my mind is, oh my god, don’t tell me demand is off, okay? So I probed in that many markets across the country. I do not believe demand is off.

        But there’s some price elasticity out there and then there’s of course service elasticity. If we’re not doing as good a job for one reason or another, well then the customer, they have other choices. So I’d say we tuned up pricing and service both all through this quarter and it is already showing in transactions and I would expect it to start showing in revenue.

Jim Barrett:       Okay. And I was off the call for a couple of seconds but given what you’ve just communicated, is it reasonable - do you folks think you’re gaining market share at the expense of Budget given what they’re saying?

Joe Shoen:       You know, it’s really hard to answer that question in a fair way because - maybe, maybe. But we’re really not targeting Budget so much as (we own) the margin as you know.

Jim Barrett:       Right; okay.

Joe Schoen:     And it’s pretty hard for me to say I’ve got a transaction increase and it came at Budget’s expense. I might say that over a 12- or 18-month period. I might be able to see that with some accuracy.

Jim Barrett:       Right.

Joe Shoen:       You know, everybody has a lot of things going on in their business and I’m sure the Budget organization in addition to all their financial transactions as they reorganize their division, you know, it has all the same opportunities we do which is in distribution, maintenance, advertising - it has all those things. So there’s a lot that goes into that mix and I’m not privy to what might make them - the statement apparently, I’ve read some statement they made that the demand was softened or had softened and it’s not been our observation. Consistently our observation has been when we’re not the customer’s best alternative the customer finds other alternatives.

Jim Barrett:       Yeah.

Joe Shoen:       And that could be owned and borrowed, you see? You can drive customers back in the owned and borrowed segment out of the rental segment. So we’re constantly trying to finesse them out of the owned and borrowed and make them repeat customers and get them into a buying pattern of when they want to move something they run down to the U-Haul guy or gal and rent something.

        So fundamental demand I don’t see any problem with but in retrospect I wish we’d done a better job in February, March, April because it would have reflected a little bit in April, May and June. I believe we’ve been doing a good job June and July and I would hope it would reflect favorably now coming in through September but how all the numbers will shake out we don’t predict and I really don’t have a 100% confidence. Those in transactions and transactions I can see them and they’re a pretty hard number. In other words it’s pretty hard to have transaction data not reflect moves.

Jim Barrett:       Right.

Joe Shoen:       So I see that data and that data is firmed up and our transaction increases are actually better than they were this time last year.

Jim Barrett:       Okay.

Joe Shoen:       But we have to turn that into a revenue number, you see, and there’s many a slip between the cup and the lip. So we have our hands full but this is what we do for a living. So I would expect we’ll bring it around.

Jim Barrett:       Okay. Okay, thanks. I appreciate that.

Joe Shoen:       Thank you too, Jim.

Operator:       Your next question is a follow up from Ian Gilson.

Ian Gilson:       Yeah, Joe. In the fourth quarter conference call you mentioned that your fleet mix had improved at the larger truck end?

Joe Shoen:       Yes.

Ian Gilson:       And you also did mention a few minutes ago that you were short in the midrange trucks?

Joe Shoen:       M-hmm.

Ian Gilson:       And does that mean that on a first quarter to first quarter basis the actual number of transactions declined?

Joe Shoen:       It didn’t decline in absolute numbers but the relative growth was less and I’m saying that from memory, Ian, because I don’t normally see - I normally see transactions weekly or daily but I know the trend all through the first quarter and the trend all through the first quarter was that transactions were down to my expectation which is different than what I’ve seen over the last six weeks.

        And I was, you know, working full time on transactions. If we had talked in first week of June or something I’m working on transactions and transactions have now responded and now I need to work on revenue. That’s the way I look at it and I know you may look at it differently.

Ian Gilson:       No. As you know, I’ve been modeling the fleet for a number of years and given the changes during the last fiscal year on revenue, looking only at rentals of course, it would have appeared that at a 1.5% increase in revenue first quarter ’07 versus fourth quarter ’06 and the mix change that you’ve spoken about, that your transactions were at best flat for the quarter as a whole.

Joe Schoen:       I would say that that would probably be accurate for in-town transactions or the smaller dollar ones but we still had a little bump on the one way.

Ian Gilson:       Okay. And then regarding the fleet mix versus the U-Haul dealers company-owned and the independent dealers, how does that work regarding size? Do your dealers normally have a larger proportion of the large trucks versus the independents or is it just mix all over the place?

Joe Shoen:       Well, that’s a very telling question and it’s hard to generalize on that but I can give you a trend that I’ve been fighting now, you know, the better part of 18 months and that is there’s a tremendous movement of people who are selling a residence, packing up everything they own and moving to a location that has a lower buy-in for the same quality deal. And they’re like early retirees or something.

        I can’t tell you how they plan to make a living but these are people in their mid-50s who have accumulated a lot of things and they’re moving to communities in states like Idaho, okay? Or they’re moving to - believe it or not they’re leaving Fresno, California, which you might consider semi-rural but they’re leaving Fresno and going to places 40 miles outside of Fresno.

        And when they do that they take a big truck with them. And the destination where they drop is more likely going to be a dealer, a U-Haul authorized dealer rather than a U-Haul owned location because of course the communities are so much smaller.

        So we’ve had a steady flight of big trucks going to smaller population base areas and it’s a demographic and I can’t totally explain it but I think if you think you probably anecdotally know some people who have done exactly this. They’ve left Southern California and gone to someplace that’s relatively rural and they took all their things with them and they’re likely to be there for 15 years.

        So there has been a steady trend with the big trucks try to go to the smaller locations which by definition are less productive. I mean you can intuitively judge that.

Ian Gilson:       Yeah.

Joe Shoen:       And so we’re working that. It’s not a catastrophe or anything but I think that’s a very telling comment you’re asking about because you’re seeing into the business and we’re trying to manage that. It’s not going to respond to just one answer. We have to have many answers for these people to try to work this out so as to keep the equipment real productive.

        And we’ve got some of these big trucks now and we want to keep them real productive because they’re good revenue drivers for us. So the answer to your question is, is it’s all mixed up but there is this under-trend of these big trucks trying to go to less populated areas.

Ian Gilson:       Okay, thank you.

Operator:       Once again, ladies and gentlemen, if you would like to ask a question please press star followed by the number 1 on your telephone keypad.

        Your next question comes from Michael Tannenbaum.

Michael Tannenbaum: Good morning, everyone. Thanks for taking my call. I just had a question. You had a really nice increase in cash flow from operations from the previous year and I just noticed that $74 million of that change had come from other assets and related party assets. And I was wondering what those two items are and why they improved so much.

Joe Shoen:       Jason or Rocky, do one of you want to grab that?

Jason Berg:       This is Jason. Two large items in that - this year we had a $30 million interest payment from SAC Holdings for interest that was accrued and then last year we had a refinancing of the debt then we had some prepaid costs that went out of cash flow. So excluding those numbers we were still up but that accounts for about $44 million.

Michael Tannenbaum: Okay, great. Thank you.

Jason Berg:       Sure.

Operator:        Your next question comes from Arthur Winston.

Arthur Winston:    Hi. Given the cash flow in the first quarter and now we get into the bigger quarters, do you think that in the absence of an acquisition or something like that, that the cash debt situation will be appreciably more favorable and attractive at the end of the fiscal year than when the fiscal year started?

Joe Shoen:       Gary or Rocky?

Gary Horton:      Based on what we’re looking at without a major expenditure, acquisition, the cash and availability will potentially increase over the year. Again that’s looking at not acquiring too many other storage locations and so on and so forth which Joe alluded to a little bit ago; that we will be buying some of those properties and again, we are using some of our cash to buy our trucks.

Arthur Winston:   Okay, thank you.

Operator:       And once again, ladies and gentlemen, star 1 for any questions.

       And you do have another question from Ian Gilson.

Ian Gilson:       Yeah, just one last question. In the fourth quarter conference call you had mentioned about adding small trucks because the fleet was somewhat imbalanced. Where are you on the progress of that and where would you expect to be at let’s say the end of the second quarter?

Joe Shoen:       We added 1,000 small trucks and I think they all went in before the end of June. Jason, is that correct? So they’re all in the quarter?

Jason Berg:       We added close to 3,000 large trucks…

Joe Shoen:       We bought 1,000 (TMs).

Rocky Wardrip:     Yes, I think it’s 1,000 (TMs) were in before June, Joe.

Joe Shoen:       So they’re in quarter 2.

Gary Horton:       No, they’re in before June, in before June.

Joe Shoen:       I thought they were in before June, yes.

Gary Horton:      They are.

Ian Gilson:       Okay, but are you adding more small trucks then?

Joe Shoen:       We don’t presently have the intention to do that. Now the capacity is there with the automaker that if we wanted to we can do that, Ian, but presently what we’re building is what we call our 14-foot truck and we’re building about 420 a week when we have a five-day work week. And our expectation is that we’ll be adding those, you know, steadily between now and Christmas anyway.

Ian Gilson:       Okay, fine. That does…

Gary Horton:      The other thing, Joe, that we have also done during this period and I’m going to say on the small special use trucks is on the pickups and vans we’ve also increased those however are they all in? I think that’s the other side of the small truck equation.

Joe Shoen:       Yeah, so we’ve increased our fleet of pickups and vans, Ian, and it is still increasing a little bit and we’re probing that market. As you recall we turn those vehicles annually so if we don’t get the response we like we’ll reduce that fleet through the winter. But right now we think we can support a larger fleet there.

Ian Gilson:       Thank you.

Operator:       There are no further questions. Do you have any closing remarks?

Joe Shoen:       Again this is Joe. I would like to thank everyone for their support. Fundamentally our business is doing great. I look forward to this second quarter being a good quarter and I look forward to talking to all of you at that time.

Operator:       And that concludes today’s Amerco First Quarter Fiscal 2007 Investor call. You may now disconnect.

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